EXHIBIT 99.1
FOR IMMEDIATE RELEASE
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CONTACT: EDWARD J. LAWSON, PRESIDENT AND CHAIRMAN, 21ST CENTURY HOLDING COMPANY
(954) 308-1257 OR (954) 581-9993


                      21ST CENTURY HOLDING COMPANY REPORTS
                           LOSSES FOR HURRICANE JEANNE
                              AND FORWARD GUIDANCE

         PLANTATION, FLORIDA, SEPTEMBER 27, 2004 - EDWARD J. (TED) LAWSON, PRESIDENT & CHAIRMAN OF THE BOARD OF 21ST CENTURY HOLDING COMPANY (NASDAQ:
TCHC), comments about Federated National Insurance Company, a subsidiary of 21st Century, "First and foremost we would like to assure all of our policyholders that were affected by Hurricane Jeanne that our adjusters are in the stricken area and working hard to help take care of them. Our claim lines are open 24 hours a day, 7 days a week. Our offices are staffed and we are responding to our policyholders needs."

         Mr. Lawson continued, "First of all, as with the other storms this season, this hurricane should not impair Federated National or its ability to write business in the future. We believe Federated National has enough reinsurance in place to handle this storm. American Vehicle, our other insurance subsidiary, writes general liability and personal auto insurance and will not be affected.

         After an unprecedented four major hurricanes, Mother Nature has reduced our estimated earnings for 2004 down to approximately break even. Guidance for 2005 however, will remain the same at approximately $2.67 per share (post stock split).

         The Company is presently exploring alternatives to reduce its exposure to these types of storms. Although these measures may increase operating expenses, management believes that they will protect long-term profitability. A basic insurance company's function is to spread the risk among a group of common interest parties (such as homeowners) but those parties, over time, must bear the risk. At the appropriate time we will need to file for rate relief. However, right now our emphasis is on our insureds, as it should be. We will be reporting our third quarter earnings around November 10th and will have a conference call at that time."

ABOUT THE COMPANY

         The Company, through its subsidiaries, underwrites standard and non-standard personal automobile insurance, flood insurance, general liability insurance, mobile home insurance and homeowners' property and casualty insurance in the State of Florida. The Company underwrites general liability and homeowners insurance as an admitted carrier in the State of Louisiana. The Company also operates as an approved (non-admitted) carrier in the State of Georgia underwriting general liability coverage for contractors, mercantile classes and special events. In addition, the Company has underwriting authority and processes claims for third party insurance companies. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies. Lastly, the Company offers other ancillary services including licensing of its tax preparation software products, electronic income tax filing, tax preparation, and automobile tag and title transfer services.

         The Company offers single and master franchise opportunities to individuals through its subsidiaries, Fed USA Insurance/Financial Services and EXPRESSTAX(R) Franchise Corporation.

         Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for applications to underwrite in an additional jurisdiction or for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company and any settlement thereof; risks related to the nature of the Company's business; dependence on investment income and the composition of the Company's investment portfolio; the adequacy of the Company's liability for loss and loss adjustment expense; insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

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